October 6, 2016

Dear Shareholder,

It’s our privilege to report a strong first nine months of 2016 for Wilson Bank Holding Company, with favorable financial results augmented by recent successes and future opportunities at the local level throughout our bank’s footprint.
Strong economies in each of the eight counties we serve have contributed to a productive year for our bank to date. Total assets as of September 30, 2016 stood at $2.17 billion, representing an increase of $149 million since December 31, 2015. After-tax income was $18,831,000 for the first nine months of 2016, compared with $17,905,000 for the same period last year.
The latest price at which Wilson Bank Holding Company common stock has been sold was $40.25 per share.
Investing in our bank’s future is a priority for us, and that focus is evident in a number of current and upcoming projects. Most notable is the construction of a 67,000-square-foot operations center behind the bank’s main office in Lebanon. There, operational employees currently housed in multiple locations will come together in a state-of-the-art facility to create a more efficient and connective workflow. We invite you to join us for a groundbreaking ceremony as we officially initiate this project on Monday, October 24, at 10 a.m.
Elsewhere, our Highway 96 office in Murfreesboro is scheduled to open in January 2017 with a new tech-based branch concept; an interior remodel of our Mt. Juliet office is currently underway; and we doubled the size of our Lebanon Walmart office following a redesign project completed early this summer.
In each of our local markets, Wilson Bank & Trust continues to embrace the ideals that make us Middle Tennessee’s community bank™. Local branch teams helped Wilson Bank & Trust earn recent ‘Best of’ awards in Lebanon, Murfreesboro and Cookeville, and a busy event season for our bank winds down this month with the arrival of our bank’s signature fall event, Oktoberfest, and our final Family Fun Day of 2016.
Your ongoing support helps us post strong financial results as an independent institution. On behalf of our board of directors, thank you for helping us to keep thriving and growing as an organization.

Sincerely,

Randall Clemons	Jimmy Comer
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company